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                                                       United States
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*



--------------------------------------------------------------------------------
                                (Name of Issuer)

                               THE SCOTTS COMPANY

                        COMMON SHARES, WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  810 186 106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  ROB MCMAHON
                         c/o HAGEDORN PARTNERSHIP, L.P.
                           800 PORT WASHINGTON BLVD.
                           PORT WASHINGTON, NJ 08540

                                WITH A COPY TO:

                              RICHARD L. GOLDBERG
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                               NEW YORK, NY 10036
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               NOVEMBER 15, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     Hagedorn Partnership, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EIN 11-3265232
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    -0-
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,872,463
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     Katherine Hagedorn Littlefield
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    186,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,685,863
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     James Hagedorn
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    226,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,645,863
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     Paul Hagedorn
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    158,620
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,713,843
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     Peter Hagedorn
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    45,320
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,827,143
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS


     Robert Hagedorn
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    111,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,760,863
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Susan Hagedorn

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*: 00



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          9,872,463
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    166,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,705,863
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     9,872,463
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     32.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.810 186 106            SCHEDULE 13D

     By this Amendment No. 5, Hagedorn Partnership. L.P. (the "Partnership") further amends and supplements the responses to Items 1 and 4 of its Statement on Schedule 13D, as heretofore amended (the "Schedule 13D"), filed with respect to the common shares, without par value (the "Shares"), of The Scotts Company, an Ohio corporation ("Scotts"). Capitalized terms not otherwise defined have the meanings set forth in the Schedule 13D.


Item 1. Security and Issuer

        Scotts' principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041.

Item 4. Purpose of Transaction

        In accordance with the provisions of the Liquidity Plan, the Partnership, for the accounts of Robert Hagedorn, Susan Hagedorn and Peter Hagedorn, each General Partners of the Partnership (together, the "Selling General Partners"), sold certain Shares on each of November 11, 12, 13, 14 and 15, 2002. The Selling General Partners sold an aggregate total of 171,650 Shares during that time.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 24, 2002

                            HAGEDORN PARTNERSHIP, L.P.


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact


                            KATHERINE HAGEDORN LITTLEFIELD

                           /s/ Katherine Hagedorn Littlefield
                                __________________________



                            JAMES HAGEDORN


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact


                            PAUL HAGEDORN


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact


                            PETER HAGEDORN


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact


                            ROBERT HAGEDORN


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact


                            SUSAN HAGEDORN


                            By:    /s/ Katherine Hagedorn Littlefield
                                   --------------------------------------------
                                   Name:       Katherine Hagedorn Littlefield
                                   Title:      Attorney-in-Fact